Exhibit 99.1

FOR IMMEDIATE RELEASE

Cyberlux Corporation Announces Completion
of CEO Transition

CEO Donald F. Evans to Retire; Mark D. Schmidt, current President & COO, to Assume Role of CEO

RESEARCH TRIANGLE PARK, N.C. (June 30, 2008) - Cyberlux Corporation, (OTC Bulletin Board: CYBL), a leading provider of LED lighting solutions, announced today that the Company’s Board of Directors has unanimously approved Mark D. Schmidt, President and Chief Operating Officer, to succeed Donald F. Evans as Chief Executive Officer, effective July 1, 2008. The appointment of Mr. Schmidt concludes a two-year internal transition plan during which time Mr. Schmidt managed the Company’s operations. Mr. Evans, who founded the Company in 1999 and has led the Company as Chairman and Chief Executive Officer since 2000, is beginning a planned phased retirement at age 73. In connection with his retirement plan, Mr. Evans’ estate advisors have proposed to privately place or otherwise liquidate up to 25% of his Cyberlux equity holdings over the next three years.

"Mark is a leader with great talents in the areas of marketing, operations and product innovation," commented Mr. Evans. "He has two decades of experience in building products and brands, and in scaling business operations. Since joining Cyberlux, he has developed the Company from an early-stage technology company into a leading provider of advanced LED lighting solutions. As a large shareholder myself, I am excited that this Company is in such capable hands. It has been an intense and exhilarating eight years helping to build this great Company, and now my desire is to focus on emerging business opportunities in the renewable energy field."

"I am honored to have the opportunity to broaden my role within Cyberlux Corporation which will allow me to fully focus on the continued growth and success of the Company," said Mark D. Schmidt. "Mr. Evans had the vision to create Cyberlux Corporation, one of the first LED lighting companies, and his efforts established the successful foundations of the Company, including a very talented management team that I am excited to lead during our next phase of growth," added Schmidt. "Having the opportunity to work side-by-side with Don over the last several years has allowed me to utilize his talents in the areas of strategy and business development and has enabled a seamless management transition. During this time, we have re-focused our products and our technology development on large markets with significant opportunity, such as the U.S. Military, SBInet deployment and core technology licensing."

In a related matter, the Cyberlux Board of Directors also unanimously appointed John W. Ringo, Cyberlux Corporate Counsel and Company Director, as the new Chairman of the Board of Directors.

About Cyberlux Corporation
Cyberlux Corporation (OTC Bulletin Board: CYBL), a leader in solid-state lighting innovation, has developed breakthrough LED lighting technology that provides the most energy efficient and cost effective portable lighting solutions available today for military and commercial uses. The Military and Homeland Security products provide tactical covert and visible lighting capability and are designed as highly mobile, battery-powered lighting systems ideal for threat detection, force and asset protection and general expeditionary lighting needs. For more information, please visit www.cyberlux.com.

Investor Contact:
Richard Brown, rbrown@cyberlux.com / 617-314-7379

This news release contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors, including, but not limited to, the Company’s ability to expand its production capabilities concurrent with product orders. The Company’s business is subject to significant risks and uncertainties discussed more thoroughly in Cyberlux Corporation's SEC filings, including but not limited to, its report on Form 10-K for the year ended December 31, 2007 and its 10-Q  for the quarter ended March 31, 2008. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.